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                                                                     EXHIBIT 5.1

                        [Dewey Ballantine LLP Letterhead]

January 16, 2002


MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland  20878

Ladies and Gentlemen:

      We have acted as special counsel to MedImmune, Inc., a Delaware corporation ("MedImmune"), in connection with the filing by MedImmune of a Post-Effective Amendment on Form S-8 (the "S-8 Amendment") to a registration statement on Form S-4 under the Securities Act of 1933 for the registration of up to 6,530,000 shares of common stock, $0.01 par value per share (the "Shares"), of MedImmune which may be issued under the plans of Aviron referred to in the S-8 Amendment (collectively, the "Plans").

      For the purpose of rendering the opinion set forth herein, we have been furnished with and examined such certificates and other documents as we have deemed necessary or advisable for the purpose of expressing the opinion contained herein.

      With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of representatives of MedImmune and others.

      We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

      Based on and subject to the foregoing, we are of the opinion that the issuance of the Shares upon exercise of the options contemplated by the Plans (the "Options"), has been duly authorized by MedImmune and when the Shares have been issued as authorized in accordance with the terms of the Options, the Shares will be validly issued, fully paid and nonassessable.

      The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any purpose or relied upon or furnished to any other person without our prior written consent.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,



                                          /s/ DEWEY BALLANTINE LLP